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Exhibit 10.49

        May 24, 2002

Mr. Stephen A. Wynn
Managing Member
Valvino Lamore, LLC
3145 Las Vegas Blvd. South
Las Vegas, NV 89109

        Re:    Letter of Intent

Dear Mr. Wynn:

        The purpose of this letter of intent (the "Letter of Intent") is to notify and inform that Maserati North America, Inc. ("MNA"), is prepared to approve the request of Valvino Lamore, LLC, or a related entity to be formed ("New Dealer Co."), to become an authorized Maserati dealer in the Las Vegas, Nevada market specifically subject to all the following terms and conditions:

  1.
  An entity to be formed or an existing wholly-owned subsidiary of Valvino Lamore, LLC ("New Dealer Co.") will commence dealership operations no later than December 31, 2004 barring any unforeseen delays in the construction of the "Le Reve" hotel complex.

  2.
  New Dealer Co. agrees that its appointment as an authorized Maserati dealer is conditioned on construction of a suitable facility and location, meeting MNA's facility and other operating standards, based on the conceptual drawings provided to MNA where the dealership sales, service and parts operations were to be located within the "Le Reve" hotel complex, adjacent to the main reception area on Las Vegas Boulevard.

  3.
  New Dealer Co. will provide MNA with an executed copy of all purchase documents or lease agreements related to the dealership facility.

  4.
  New Dealer Co. will submit to MNA, for its review and approval, design renderings and plans of the interior and exterior of the facility in sufficient detail so as to accurately display the design, signage, allocation of building space, work bay/lift space and materials of said facility. A review will be performed ninety (90) days after commencement of dealership operations, and New Dealer Co. agrees to abide by the findings of this review, to ensure the facility complies with MNA Corporate Identity standards including the design, signage, allocation of building space and the work bay/lift requirements that MNA has established for dealerships projected to retail between twenty-five (25) and sixty (60) new Maserati automobiles per year. New Dealer Co. understands and agrees that New Dealer Co.'s failure to satisfy the immediately preceding conditions within this period will constitute a material and fundamental violation of this Letter of Intent.

  5.
  New Dealer Co. agrees that it will provide MNA with a permanent exclusive showroom with adjoining service and parts operations in the Las Vegas, Nevada market. New Dealer Co. agrees to provide MNA with quarterly updates as to the status of construction of the dealer facility as well as the anticipated completion date of the project.

  6.
  Assuming all other conditions of this Letter of Intent are met, New Dealer Co. is approved to operate under the trade (dba) name "Maserati of Las Vegas".

  7.
  New Dealer Co. must obtain and continuously maintain floorplan financing with a financial institution acceptable to MNA in an amount not less than one million five hundred thousand ($1,500,000) dollars, exclusively for the purchase of new and used Maserati automobiles. The amount of floorplan financing required is subject to modification by MNA in the exercise of its reasonable business judgment.

  8.
  New Dealer Co. will identify a verifiable source of capital funding for the dealership and obtain a firm, documented commitment for same such that at the commencement of dealership operations, net working capital will total no less than five hundred thousand ($500,000) dollars and net worth will total no less than one million five hundred thousand ($1,500,000) dollars. Proof of the existence and availability of such funds must be submitted to MNA no later than two weeks prior to the commencement of the dealership's Maserati operations. New Dealer Co. also agrees to establish a mechanism to ensure that the dealership continuously meets all financial standards that MNA shall establish from time to time, including but not limited to, all liquidity, cash position and net working capital requirements.

  9.
  New Dealer Co. will grant MNA a first and senior priority security interest in the Maserati franchise and take all reasonable steps necessary to allow MNA to perfect, record and maintain same.

  10.
  New Dealer Co. will submit a pro forma opening Financial Statement, to reflect capitalization and expense projections that are consistent with Maserati dealers projected to retail between twenty-five (25) and sixty (60) new Maserati automobiles per year.

  11.
  New Dealer Co. will complete a Maserati Application for Authorized Dealer Agreement and submit to Maserati within 30 days of receipt. New Dealer Co. understands that the approval granted within this document is contingent upon a satisfactory review and approval of the Maserati Application for Authorized Dealer Agreement.

  12.
  New Dealer Co. understands and agrees that New Dealer Co.'s application is based on New Dealer Co.'s representation that it will be a wholly owned affiliate of Valvino Lamore, LLC or its publicly-traded parent corporation. Prior to the parent corporation's initial public offering, its stock will be 47.5% owned by Mr. Steve Wynn, 47.5% owned by Aruze USA, Inc. and 5.0% owned by Baron Asset Fund. It is anticipated that, after the IPO, the public will own no more than 40% of that entity with the remaining stock held in the same proportions noted above. No further change in the aforesaid shares will be made without prior consultation with, and the prior written approval, of MNA. Any unapproved transfer of an ownership interest in the dealership, whether by operation of law or otherwise, shall constitute a material breach of this agreement (and any MNA Dealer Agreement to which New Dealer Co. may subsequently become a party) and shall justify its termination upon such notice, if any, required by applicable law.

  13.
  New Dealer Co. will work with MNA to develop a five year business plan which will include projected new and used sales volumes, parts and service sales, expenses, profit and a detailed marketing plan.

  14.
  New Dealer Co. will appoint a General Manager who must be approved in writing by MNA who will serve as the dealership's Dealer Operator with full authority to manage and operate the Maserati retail business. New Dealer Co. will also appoint a Sales Manager, Service Manager and a Parts Manager who must be approved in writing by MNA.

  15.
  New Dealer Co. agrees to purchase all parts, tools and manuals that MNA believes are necessary or desirable for the efficient and effective operation of the dealership's service department

  16.
  New Dealer Co. understands and agrees that in addition to the requirements set forth in this Letter of Intent and Performance Agreement, New Dealer Co.'s Maserati dealership must continuously meet all of MNA's capital, facility, personnel, customer satisfaction and operational standards.

  17.
  New Dealer Co. represents and warrants to MNA that New Dealer Co. has independently reviewed and projected financial commitments, potential for profits and potential for losses that may result from entering into this Letter of Intent and a MNA Dealer Agreement, and that New Dealer Co. is in a superior position as compared to MNA to know and understand New Dealer Co.'s potential for profit and/or loss as a result of entering into this Letter of Intent and a MNA Dealer Agreement. New Dealer Co. warrants and represents to MNA that New Dealer Co. have not relied upon any representations or statements made by MNA or any of its employees with respect to any potential for such profit or loss, now or in the future, that may result from becoming or continuing as an authorized MNA dealer. New Dealer Co. further acknowledges and agrees that the relationship between MNA and New Dealer Co. is, and at all times has been, an "arms length" commercial relationship, and that there was no "special or fiduciary relationship" between MNA and New Dealer Co. with respect to this agreement.

  18.
  New Dealer Co. will also apply to Ferrari North America, Inc. ("FNA"), for a Ferrari Dealer Agreement. The parties understand that approval of any such application is at FNA's sole discretion. New Dealer Co. also understands and agrees that it must represent both Maserati and Ferrari, and that approval for each is, in part, dependant on New Dealer Co.'s agreement to represent both brands, if approved by MNA and FNA. If New Dealer Co.'s application is approved, New Dealer Co. will of course be required to meet all of Ferrari's requirements, including but not limited to, those related to personnel, facilities, capitalization and customer satisfaction. If New Dealer Co.'s application is approved, MNA will permit the Maserati facility to be used by both Maserati and Ferrari, provided that New Dealer Co. complies with all facility, operational, capital, corporate identity and other requirements of both Maserati and Ferrari.

  19.
  MNA and Dealer understand and agree that in fulfilling the terms and conditions hereof time is of the essence.

  20.
  Upon completion of the terms and conditions of this Letter of Intent, MNA will agree to offer, and New Dealer Co. agrees to execute, such a standard form dealer agreement (the same agreement that will be offered to the entire U.S. and Canadian authorized Maserati dealer body) as is used with our dealers (assuming, of course, that New Dealer Co.'s dealership is in good standing and not in breach of any of its obligations at the time said agreement is distributed).

  21.
  MNA understands that New Dealer Co. also has an interest in opening a Maserati retail store and/or a Maserati themed restaurant to be located within the "Le Reve" complex. MNA will facilitate negotiations for both projects, however any approvals for such projects would be granted independently and separately from the conditional approvals for dealer operations contained in this letter.

Sincerely,
/s/ JACK CLARKE Jack Clarke Business Development Manager
AGREED TO AND ACCEPTED this 29 day of May, 2002
VALVINO LAMORE, LLC
By:	/s/ STEPHEN A. WYNN Stephen A. Wynn Managing Member

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Exhibit 10.49